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                                                                    EXHIBIT 5.1



September 26, 2001

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, MO  64117

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") of Cerner Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission ("SEC") on or about September 26, 2001 for the purpose of registering under the Securities Act of 1933, as amended, (i) 1,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company, proposed to be issued pursuant to the Cerner Corporation 2001 Associate Stock Purchase Plan and (ii) 2,000,000 shares of Common Stock of the Company proposed to be issued pursuant to the Cerner Corporation 2001 Long-Term Incentive Plan F (the "Plans").

As Vice President and Chief Legal Officer of the Company, I am of the opinion, based upon my examination of the law and pertinent documents, that all necessary corporate action has been taken to authorize the issuance of the aforesaid shares of Common Stock under the Plans and all such shares of Common Stock, when issued pursuant to the Plans, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement and to the reference to my name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ Randy D. Sims
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Randy D. Sims
Vice President and Chief Legal Officer